                                                                   EXHIBIT 10.02


                              OPERATING AGREEMENT

                         Dated as of November 26, 1996

                                    Between

                     REALTORS(R) Information Network, Inc.

                                      and

                                RealSelect, Inc.

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
                                                                    ----
ARTICLE I        Definitions and Interpretation...................   1
        1.1   Definitions.........................................   1
        1.2   Interpretation......................................   6

ARTICLE II       Purposes; Effectiveness..........................   7
        2.1   Purposes............................................   7
        2.2   Effectiveness.......................................   7

ARTICLE III      Designation as Operator; Nature of Agreement.....   7
        3.1   Engagement..........................................   7
        3.2   Exclusive Nature of Relationship....................   7
        3.3   RIN/NAR Activities..................................   7
        3.4   Relationship........................................   8

ARTICLE IV       Personnel; Operations; Performance...............   8
        4.1   Personnel...........................................   8
        4.2   Operations..........................................   8
        4.3   Licenses, Etc.......................................   9
        4.4   Insurance...........................................   9
        4.5   Expenses............................................   9
        4.6   Performance Standards...............................   9
        4.7   Inspection of Records...............................   10
        4.8   Reports; Meetings...................................   10

ARTICLE V        Data Content and Handling........................   11
        5.1   Data Sourcing.......................................   11
        5.2   Data Collection.....................................   12
        5.3   Preparation of Real Property Ads....................   12
        5.4   Presentation of Real Property Ads...................   14
        5.5   Other Information...................................   15
        5.6   Electronic Display Outlets..........................   16
        5.7   Advertising.........................................   17
        5.8   Links to Other Systems..............................   19

ARTICLE VI       Fees: Operator's Compensation....................   19
        6.1   Fees................................................   19
        6.2   Operator Compensation...............................   19
        6.3   Fixed Payments......................................   20
        6.4   Variable Payment....................................   20
        6.5   Late Payments.......................................   21

ARTICLE VII      Term: Termination and Extension.................    22
        7.1   Term................................................   22
        7.2   Termination.........................................   22
        7.3   Transition..........................................   23
        7.4   Effect of Termination...............................   23


ARTICLE VIII     Confidentiality..................................   24
        8.1   Confidential Information............................   24

ARTICLE IX       Liability and Indemnification....................   24
        9.1   LMITATION OF LIABILITY..............................   24
        9.2   Indemnification.....................................   25

ARTICLE X        Dispute Resolution...............................   25
       10.1   Informal Dispute Resolution.........................   25
       10.2   Arbitration.........................................   26
       10.3   Recourse to Courts and Other Remedies...............   27
       10.4   Attorneys' Fees.....................................   28

ARTICLE XI       Representations and Warranties...................   28
       11.1   Representations and Warranties Made by Each Party...   28
       11.2   Representations and Warranties Made by RIN..........   28

ARTICLE XII      Miscellaneous....................................   29
       12.1   Notices.............................................   30
       12.2   Amendments..........................................   30
       12.3   Counterparts........................................   30
       12.4   Parties in Interest; No Assignment..................   30
       12.5   Applicable Law......................................   30
       12.6   Waiver..............................................   30
       12.7   Partial invalidity..................................   30
       12.8   Force Majeure.......................................   30
       12.9   Entire Agreement....................................   32

SCHEDULES

     Schedule A:       Authorized Advertisers
     Schedule B:       RIN Authorized Representatives
     Schedule C:       Operator Authorized Representatives
     Schedule D:       Existing Content Providers
     Schedule E:       Description of Software
     Schedule F:       Leased Equipment
     Schedule G:       Transition and Disaster Recovery Plan
     Schedule H:       Form of Standard Data Content Provider Agreement
     Schedule I:       Data Formats
     Schedule J:       Real Property Ad Specifications
     Schedule K:       Guidelines for Links to Other REALTOR(R) Internet Sites
     Schedule L:       Exceptions
     Schedule M:       Claims Relating to RPA Business


                              OPERATING AGREEMENT

     THIS OPERATING AGREEMENT (this "Agreement") is entered into as of this 26th day of November, 1996, between REALTORS(R) Information Network, Inc., an Illinois corporation ("RIN"), and RealSelect, Inc., a Delaware corporation ("Operator").

                             W I T N E S S E T H:

     W'HEREAS, RIN was formed to serve the members of the National Association of REALTORS(R) and is engaged in the business of, among other things, soliciting and collecting information related to real estate available for sale for the purpose of presenting such information through Electronic Display (as hereinafter defined) for review by interested persons and operates an Internet URL address known as "realtor.com" for the purpose of, among other things, providing access to, and displaying, such information to interested persons;

     WHEREAS, RIN desires to engage Operator, and Operator is willing to accept such engagement, to manage and operate the business of soliciting, collecting and processing such real estate information and presenting it through Electronic Display in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                         Definitions and Interpretation

     1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

          "AAA Rules" shall have the meaning specified in Section 10.2(b).
                                                          ---------------

          "Active" shall mean Real Property Ads located on Operator's servers that are capable of being accessed electronically by users of the System through the Domain Site.

          "Advertising" shall mean the advertisements and promotional items permitted under this Agreement.

          "Affected Party" shall have the meaning specified in Section 12.8(a).
                                                               ---------------

          "Agreement" shall mean this Operating Agreement dated as of November 26, 1996, between RIN and Operator.

          "Arbitrators" shall have the meaning specified in Section 10.2(c).
                                                            ---------------

          "Authorized Advertisers" shall mean the Persons described by SIC code or similar means in Schedule A, as such Schedule may be amended from time to
                    ----------
time as contemplated in Section 5.7(a).
                        --------------

          "Authorized Content Provider" shall mean (i) a REALTOR(R) owned and controlled multiple listing service, (ii) a REALTOR(R) owned and controlled real estate entity, (iii) a REALTOR(R) or (iv) if approved by RIN in its sole and absolute discretion (any such approval to be evidenced in writing by an Authorized Representative of RIN), a Person not covered by clauses (i), (ii) or
(iii) of this definition.

          "Authorized Representative" shall mean (i) with respect to RIN, any of the officers or individuals set forth on Schedule B, as such Schedule may be
                                         ----------
amended from time to time by RIN by notice given to Operator, and (ii) with respect to Operator, any of the officers or individuals set forth on Schedule C,
                                                                     ----------
as such Schedule may be amended from time to time by Operator by notice given to RIN.

          "Available Advertising Space" shall mean the aggregate number of banner ad views and other forms of advertising displays available for sale to advertisers during any thirty day period.

          "Basic Qualifications" shall have the meaning specified in Section
                                                                     -------
10.2(c).
-------

          "Basic RPA Information" shall have the meaning specified in Section
                                                                      -------
5.3(b).
------

          "Business Day" shall mean a day of the calendar week, other than Saturday, Sunday or any holiday, on which Operator is open for the transaction of business.

          "Commercially Viable Form of Electronic Display" shall mean any form of Electronic Display the current users of which represent ten percent or more of the households in the United States.

          "Confidential Information" shall have the meaning specified in Section
                                                                         -------
8.1.
---

          "Controlled Entity" shall mean, with respect to any Person, any other Person which, directly or indirectly, (i) owns or controls such Person, (ii) is owned or controlled by such Person, or (iii) is under common control with such Person. As used herein, "control" means the power to direct the management or affairs of a Person and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Person.

          "Data Content Provider" shall mean each, and "Data Content Providers" shall mean all, of the Existing Content Providers and each Authorized Content Provider who shall hereafter enter into a Data Content Provider Agreement.

          "Data Content Provider Agreements" shall mean the agreements between Operator and Data Content Providers, whereby such Data Content Providers have agreed to provide information for Real Property Ads for Electronic Display.

          "Default Rate" shall mean the sum of (i) the annual base interest rate on corporate loans posted by at least 75% of the thirty largest banks in the United States as published in the Money Rates section of the Wall Street Journal, from time to time, and shall vary when and as such published rate varies, plus (ii) four hundred basis points (4.00%).

          "Defaulting Party" shall have the meaning specified in Section
                                                                 -------
7.2(d)(i).
----------

          "Dispute" shall have the meaning specified in Section 10.1(a).
                                                        ---------------

          "Domain Site" shall mean the Internet URL address owned by NAR and known as of the date of this Agreement as "realtor.com"
(http://www.realtor.com).

          "EBIT" with respect to an entity for a specified period of time, shall mean the earnings of such entity for such period before interest and any deductions related to extraordinary depreciation and/or amortization for such period, but after taxes for such period.

          "Electronic Display" shall mean the display of all information contemplated to be located at the Domain Site in a form such that it may be viewed or accessed via electronic transmission through (i) the Intenet or systems substantially like the Internet (such as America On-Line or @Home) and
(ii) subject to the provisions of Section 5.6(c), other electronic media or
                                  --------------
formats.

          "Enhanced Content Agreement" shall have the meaning specified in

Section 5.3(d).
--------------

          "Enhanced RPA Information" shall have the meaning specified in Section
                                                                         -------
5.3(b).
------

          "Existing Content Providers" shall mean each of the Persons listed on

Schedule D.
----------

          "Force Majeure Event" shall have the meaning specified in Section
                                                                    -------
12.8(a).
-------

          "Free Operating Cash Flow" shall mean the cumulative total over the immediately preceding four calendar quarters of Operator's cash flows from operating activities, as determined in accordance with generally accepted accounting principles consistently applied and reported in Operator's statement of cash flows. Payments to RIN under the provisions of Article VI shall be
                                                        ----------
deducted in calculating Free Operating Cash Flow to the extent such payments have been paid and have not been deducted pursuant to the preceding sentence. The following items shall be excluded from, and have no effect on, the calculation of Free Operating Cash Flow: (i) any accelerated write-offs or write-downs of intangible assets (such as software or goodwill) or fixed assets,
(ii) depreciation and amortization, (iii) expenditures which in the ordinary course of business would typically be funded through financing activities (this provision is not intended to include normal purchases of computer equipment, but is intended to include major leasehold improvements or large scale replacement of computer technology).

          "Internet" shall mean the worldwide network of computers commonly referred to as the Internet.

          "Level 1 Review" shall have the meaning specified in Section 10.1(b).
                                                               ---------------

          "Level 1 Termination Date" shall have the meaning specified in Section
                                                                         -------
10.1(c).
-------

          "NAR" shall mean the National Association of REALTORS(R), an Illinois not for profit corporation. The term "REALTORS(R)" is a registered collective membership mark of NAR and is used herein to refer to individuals who are REALTORS(R) members of NAR.

          "Net Revenues" shall have the meaning specified in Section 6.2.
                                                             -----------

          "Number of Active Real Property Ads" shall mean the sum of (i) number of Active Real Property Ads housed, maintained or operated by Operator and its Controlled Entities and franchisees plus (ii) the number of Real Property Ads available for display by linking to Subcontractors.

          "Number of Active U.S. Real Property Ads" shall mean the sum of (i) number of Active Real Property Ads relating to Real Property located in the United States on the Domain Site plus (ii) the number of Real Property Ads relating to Real Property located in the United States available for display by linking to Subcontractors.

          "Operator" shall mean RealSelect, Inc., a Delaware corporation.

          "Other REALTOR(R) Internet Sites" shall mean Internet sites owned and controlled by (i) state REALTOR(R) associations, (ii) local REALTOR(R) associations, (iii) institutes, societies and councils of NAR, (iv) REALTOR(R) owned and controlled multiple listing services and (v) REALTOR(R) owned and controlled brokerage entities or franchisers.

          "Panel" shall have the meaning specified in Section 10.2(c).
                                                      ---------------

          "Parent" shall mean NetSelect, Inc., a Delaware corporation.

          "Person" shall mean any natural person, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental agency or instrumentality, or other entity.

          "Prime Rate" shall mean the sum of (i) the annual base interest rate on corporation loans posted by at least 75% of the thirty largest banks in the United States as published in the Money Rates section of the Wall Street Journal, from time to time, and shall vary when and as such published rate varies, plus (ii) fifty basis points (0.50%), provided, however, such rate, as
                                              --------  -------
so determined, shall not exceed 10.5%.

          "Real Property" shall mean residential homes (including single and multi-family dwellings, condominiums, cooperatives and townhouses), land, farms, exotic homes, vacation homes, and improved and unimproved commercial real property located throughout the World.

          "Real Property Ads" shall mean graphical, pictorial and/or textual electronic displays relating to the sale, lease or rental of Real Property that meet the requirements of Section 5.3.
                         -----------

          "REALTOR(R) Intranet" shall mean a NAR sponsored network by which access is gained to, and containing, information accessible only to members of NAR and other Persons expressly permitted access by NAR. It is understood that such network shall not be accessible to or by members of the general public.

          "Restricted Advertisers" shall mean those Authorized Advertisers whose business could reasonably appear to conflict with the real estate business of a broker or agent associated with a Real Property Ad, including competing real estate entities, lenders, title companies, escrow companies and home inspection companies.

          "Revenues" shall have the meaning specified in Section 6.4(a).
                                                         --------------

          "RIN" shall mean REALTORS(R) Information Network, Inc., an Illinois corporation.

          "RPA Business" shall mean the business associated with soliciting, collecting, processing, maintaining, distributing and the Electronic Display of (or arranging for the Electronic Display of) Real Property Ads and Advertising, and activities associated therewith, or incidental thereto.

          "Software" shall mean the software described in Schedule E and shall
                                                          ----------
include any modifications, enhancements or improvements thereto or any replacements thereof, and any other computer software programs, including related documentation and materials, developed by Operator for use in the RPA Business.

          "Statistical Data" shall mean aggregate statistical data collected by Operator from the usage of the information housed or maintained by Operator under this Agreement, which data shall not include the identities (whether by name, address or otherwise) of the users (i.e., persons accessing such information).

          "Subcontractor" shall mean an operator of another Internet site who has entered into an agreement with Operator whereunder such operator has agreed to house, operate and maintain real property information similar to Real Property Ads and to migrate such information to the Domain Site. It is expected that any such agreement would provide for some form of revenue sharing between Operator and Subcontractor; and consequently, the term "Subcontractor" would not include any Person whose agreement or arrangement for linking between such Person's Internet site and the Domain Site does not provide for compensation for, or revenue sharing with, Operator.

          "Surveyor" shall have the meaning specified in Section 4.8(c).
                                                         --------------

          "System" mean the overall system made up of hardware, Software, scripts and programs that generate the graphical, pictorial and textual screens by which data content, including Real Property Ads and Advertising, is retrieved and presented to users.

          "Trademark License Agreement" shall have the meaning that certain Trademark License dated as of November 26, 1996, between NAR and Operator.

          "Transition" shall have the meaning specified in Section 7.3(a).
                                                           --------------

          "Transition and Disaster Recovery Plan" shall have the meaning specified in Section 4.2(c).
             --------------

          "Unaffected Party" shall have the meaning specified in Section
                                                                 -------
12.8(b)(ii).
-----------

     1.2  Interpretation.  (a)  In this Agreement, unless a clear contrary
          --------------
intention appears:

               (i) the singular number includes the plural number and vice versa;

               (ii)   reference to any gender includes each other gender;

               (iii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the term thereof and, if applicable, the terms hereof;

               (iv) reference to any statute means such statue as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including any rules and regulations promulgated thereunder;

               (v) reference to any Article, Section or Schedule means such Article or Section of this Agreement or such Schedule to this Agreement, as the case may be, and references in any Article, Section or definition to any clause means such clause of such Article. Section or definition;

               (vi) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and

               (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

          (b) Each party has reviewed, and has been represented by counsel in connection with the negotiation of this Agreement, and no question of construction shall be resolved by any rule of interpretation providing for interpretation against that drafting party.

          (c) Article and Section headings and titles in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                                  ARTICLE II
                            Purchase; Effectiveness

     2.1  Purposes.  (a) The primary purpose of the activities contemplated by
          --------
this Agreement are (i) to house, maintain and operate the Domain Site; (ii) the Electronic Display of Real Property Ads and Advertising; and (iii) to continue, maintain, improve and provide an electronic means for generating, acquiring, storing, transforming, processing, retrieving, utilizing, displaying or making available information provided by or on behalf of Data Content Providers with respect to the availability for sale, lease or rental of Real Property.

          (b) Except to the extent otherwise provided in Section 5.7(f). Operator shall not generate, acquire, store, transform, process, retrieve, utilize, display or make available information assistance with respect to real estate being offered for lease or sale directly by the owner thereof without the assistance of a licensed real estate broker or salesperson.

     2.2  Effectiveness.  This Agreement shall become effective as of the date
          -------------
hereof.

                                  ARTICLE III
                  Designation as Operator; Nature of Agreement

     3.1  Engagement.  RIN hereby engages Operator to perform the services
          ----------
described in this Agreement for the term specified in Section 7.1, and Operator
                                                      -----------
hereby agrees to perform such services for such term, on the terms and conditions specified in this Agreement.

     3.2  Exclusive Nature of Relationship.  Except as provided in this
          --------------------------------
Agreement, during the terms of this Agreement, Operator and RIN shall not engage, directly or indirectly, in the Electronic Display or Real Property Ads and shall not, directly or indirectly, develop, market, sell, acquire an equity position in, be engaged or employed by, or endorsed any service or enterprise, or authorize, appoint or engage any other Person for the purposes of the Electronic Display of the RPA Business.

     3.3  RIN/NAR Activities.  It is expected that Operator shall be allowed to
          ------------------
include a full page advertisement in each issue of NAR's magazine publication. Today's REALTOR(R), for the purpose of promoting REALTOR.COM as the door that leads to both Real Property Ads and the REALTOR(R) Intranet. It is expected that such advertisements would include explaining advertising opportunities available to REALTORS(R) and their firms, promoting the value of REALOR.COM to REALTOR(R), and promoting specific features of the REALTOR(R) Intranet. Advertising copy submitted by Operator would be subject to the guidelines with respect to content, format and submission deadlines that are applied generally to advertisers in Today's REALTOR(R). The charges for the inclusion of such advertisements (a) during the period ending on the second anniversary of the insertion of the first full page advertisement, shall not exceed NAR's lowest discounted rates for similar as and shall be paid one-half by Operator and one-half by RIN, and (b) after such second anniversary, shall not exceed NAR's lowest discounted rates offered to its affiliates for similar ads and shall be paid by Operator.

     3.4  Relationship.  This Agreement is not intended to create, and shall not
          ------------
be deemed or treated as creating, a partnership, joint venture, employment contract or any other relationship between the parties other than the service relationship expressly provided for in this Agreement. All commitments, obligations, undertakings and liabilities associated with the RPA Business shall be entered in the name of, and shall be the sole responsibility of, Operator, and neither party shall be authorized to enter into any commitment, obligation, undertaking or liability in the name of, or on behalf of, the other party.

                                   ARTICLE IV
                       Personnel; Operations; Performance

     4.1  Personnel.  (a) Operator shall assemble and maintain personnel (i)
          ---------
adequate to perform its obligations under this Agreement and (ii) possessing such qualifications, knowledge and experience in the provision of the tasks to which they are assigned as would be required for comparable positions and tasks in competitive businesses. Operator shall provide appropriate training to such personnel as and when required in order to facilitate the efficient and knowledgeable performance of services under this Agreement. Operator shall monitor the performance of such personnel and shall take such action as is necessary to remedy promptly and deficiencies in such performance.

          (b) Such personnel may be employees, consultant or contractors to Operator. If such personnel are employees, they shall be governed by Operator's personnel policies and practices. Operator shall be solely responsible for all policy and administrative aspects of such employment relationship, including compliance with applicable federal and state laws relating to equal opportunity, nondiscrimination and occupational health and safety and payment of payroll taxes, compensation and employee benefits. Operator shall have sole responsibility for the supervision, daily direction and control of such personnel. Operator shall advise such personnel that they are not entitled to any RIN employee benefits. Without limiting the foregoing, RIN shall not be responsible for workers' compensation, disability benefits, unemployment insurance or withholding income taxes or social security for such employees.

     4.2  Operations.  (a) Operator shall assemble (whether by acquisition or
          ----------
lease) and maintain suitable facilities and equipment for the efficient and effective operation of the RPA Business. Such facilities and equipment shall be kept in good working order, normal wear and tear excepted.

          (b)   Operator shall be entitled to use the equipment described in

Schedule F (which equipment is owned by RIN) during the term of this Agreement.
----------
There shall be no rental charge for the use of such equipment; however, Operator shall be responsible for all costs associated with the possession, use, operation and maintenance of such equipment, including any personal property taxes assessed in respect of such equipment.

          (c)   Attached hereto as Schedule G is Operator's plan (the
                                   ----------
"Transition and Disaster Recovery Plan") to (i) allow for the orderly migration and transition of operating responsibility for the Domain Site and the RPA Business to RIN and/or a third party in the event this Agreement is terminated pursuant to Section 7.2 and (ii) protect the Domain Site and the operations of
            -----------
the RPA Business in the event of a disaster or other emergency. During the term of this Agreement, Operator shall comply with the Transition and Disaster Recovery Plan as such plan may be revised and updated upon the agreement of both parties, not be unreasonably withheld or delayed.

     4.3  Licenses, Etc.  Operator shall be responsible for obtaining and
          -------------
maintaining (i) all licenses and permits required from any governmental body or agency for the performance of its services hereunder, the collection of information from Data Content Providers, the formatting of such information into Real Property Ads and the Electronic Display of Real Property Ads and (ii) all licenses or rights required from any third parties (other than Data Content Providers) for the performance of its services hereunder and the Electronic Display of Real Property Ads.

     4.4  Insurance.  Operator shall obtain, and maintain during the terms of
          ---------
this Agreement insurance against such risks and in such amounts as are carried by similar businesses in similar circumstances; provided that Operator shall, at
                                                --------
a minimum, obtain and maintain in force insurance policies providing coverages against the following risks and in the following amounts: (i) general liability, $2,000,000, (ii) umbrella liability, $1,000,000, (iii) products/completed operations, $2,000,000, (iv) non-owned & hired automobile liability $1,000,000, and (v) workers compensation as required by applicable state laws. RIN, Parent and NAR shall be named as additional insureds under any such policies providing liability coverage. Operator shall furnish RIN with evidence of the insurance required to be maintained under this Section 4.4 from time to time upon the
                                     -----------
reasonable request of RIN.

     4.5  Expenses.  Operator shall be solely responsible for all expenses,
          --------
obligations or commitments incurred in connection with the performance of its obligations under this Agreement.

     4.6  Performance Standards.  (a) Except to the extent otherwise expressly
          ---------------------
provided, Operator shall, in the performance of its obligations and duties under this Agreement, exercise and use a degree of care and skill that a similarly situated service provider would exercise and use in providing services in similar circumstances.

          (b) Operator shall perform its responsibilities set forth in this Agreement so that the Domain Site, and the Real Property Ads and any other information maintained threat, are competitive with any other similar (based on markets and customers, features, services and volumes) for profit real estate sites that use Electronic Display in terms of objective performance factors, including user response time, functionality, reliability and price to customers and REALTORS(R).

          (c) Operator shall maintain adequate server, communications and other capability to handle all Active Real Property Ads. Operator shall also maintain sufficient equipment and resources such that the following performance requirements are met at least 28 out of 30 days each month, excluding reasonable scheduled maintenance or System failure not the fault of Operator.

                (i) the number of connections shall not reach (1) eighty percent for more than sixty percent of any individual day or (20 ninety-five percent more than five percent of any individual day; and

                (ii) the amount of any individual system resource (central processing unit, disk and network bandwidth) on any individual Internet server, or on the System as a whole, shall not exceed (1) eighty percent for more than sixty percent of any individual day or (2) ninety-five percent for more than five percent of any individual day.

As additional new Electronic Display media is added and as industry standards change related to expected Internet performance, Operator shall create new or revised performance standards for each Electronic Display media that it operates under this Agreement. Any such standards so developed shall be subject to the approval of RIN, which shall not be unreasonably withheld if the proposed performance standards reasonably measure performance necessary to assure competitive performance of the System. If RIN reasonably believes performance standards are not being met, it (1) shall notify Operator in writing of such belief and the reasons therefor and (2) can request Operator to measure and report the performance on any future three day period of RIN's choice. If RIN requests, it may, at its costs, have a qualified and independent auditor review Operator's compliance with the performance standards set forth in, or established under, this Section 4.6.
                        -----------

          (d) Operator shall use reasonable commercial efforts (i) to broaden the geographic penetration of the RPA Business in terms of the Data Content Providers who are providing Real Property information for conversion into Real Property Ads and (ii) to increase the volume of Active Real Property Ads on the System.

     4.7  Inspection of Records.  RIN may (i) at any time it reasonably believes
          ---------------------
Operator is in breach of any provision of this Agreement (in which case, it shall notify Operator in writing of such belief and the reasons therefor) and
(ii) once during any calendar year, request Operator to, and Operator shall, upon reasonable advance notice, permit employees, agents or representatives of RIN, during normal business hours, to review, inspect and/or audit Operator's financial records and its operating procedures relating to the performance of services under this Agreement. Operator shall cooperate and make available appropriate personnel to assist representatives of RIN in inspecting or auditing the books, records and facilities of Operator, and Operator will reasonably cooperate with respect to any such audit or inspection.

     4.8  Reports; Meetings.  (a) On or before the commencement of each calendar
          -----------------
year, commencing with calendar year 1997, Operator shall prepare and forward to RIN a business plan with respect to such calendar year, indicating projections of revenues and expenses, sales activities and the resources to be devoted to such activities.

          (b) On or before the last day of each month during the term of this Agreement, commencing February 28, 1997. Operator shall prepare and forward to RIN a report containing the number of Real Property Ads made Active during the prior month and the aggregate number of Active Real Property Ads on the System at such end of such prior month.

          (c) On or before March 1 in each year, commencing March 1, 1998, Operator shall cause to be delivered to RIN a report prepared by an independent third party (the "Surveyor") reflecting the results of a survey of REALTORS(R) and consumers regarding their use of the Domain Site. Such Surveyor shall (i) be chosen by Operator, subject to the reasonable approval of RIN and NAR as to the independence, qualifications and experience of the Person so chosen, (ii) prepare the form and content of the survey, based upon input from Operator, RIN and NAR (each of which shall have a reasonable opportunity to provide such input and to review the proposed form and content of the survey), and (iii) conduct the survey. Operator shall be responsible for all costs associated with such survey; provided that such costs shall not exceed $30,000 annually.
        --------

          (d) Operator shall cause its senior management to meet with the following persons at the following frequencies in order to review the RPA Business and the status of Operator's activities under this Agreement:

                (i)    the Board of Directors of RIN, quarterly;

                (ii)   senior management of NAR, quarterly; and

                (iii) the Executive Committee of NAR and the Board of Directors of NAR three times per year in conjunction with meetings of such Committee or Board.

In addition, Operator shall cause appropriate personnel to meet at least twice per year with an advisory group appointed by NAR. The purpose of such meetings with such advisory group shall be to review and discuss the Domain Site and the System and ways in which it might be made more effective for REALTORS(R) and consumers.

                                   ARTICLE V
                           Data Content and Handling

     5.1  Data Sourcing.  (a) Operator shall be responsible for developing and
          -------------
implementing a program, with the reasonable assistance of RIN, (i) to identify Authorized Content Providers, (ii) to solicit such Authorized Content Providers to enter into Data Content Providers Agreements and (iii) to solicit renewals of Data Content Provider Agreements that are scheduled to expire; and Operator shall be responsible for carrying out such program. Operator shall establish a means by which Data Content Providers may communicate problems or questions with respect to their Data Content Provider Agreements and/or activities associated therewith; and Operator shall seek to respond promptly to such problems or questions.

          (b) Operator is authorized (i) enter into Data Content Provider Agreements with Authorized Content Providers, provided such agreements are in
                                              --------
the form of Schedule H or contain in an addendum to such form only such
            ----------
substantive changes as may be approved by an Authorized Representative of RIN, and (ii) to enter into renewals of Data Content Provider Agreements with Data Content Providers. Copies of all such Data Content Provider Agreements and any renewals thereof shall be provided to RIN. RIN shall use reasonable commercial efforts to complete its review of any addendum to a Data Content Provider Agreement, and to notify Operator of its approval thereof or objectives thereto, within three Business Days of RIN's receipt of such addendum and the accompanying Data Content Provider Agreement (it being understood that such turnaround may be delayed during the time of conventions or association meetings of the NAR).

          (c) Operator shall perform all of RIN's obligations accruing under the Data Content Provider Agreements with the Existing Content Providers from and after the Effective Date; it being understood that (i) except as provided in clause (iii) of this sentence, Operator is not assuming, and shall not be responsible for, any breach or default by RIN of its obligations under such Data Content Provider Agreements as a result of events that occurred prior to the Effective Date, (ii) except as provided in clause (iii) of the sentence, RIN shall remain responsible for, and shall indemnify and hold Operator harmless from, any such breaches or defaults and (iii) Operator shall be responsible for, and shall indemnify and hold RIN harmless from, any breaches or defaults by InfoTouch Corporation of its service obligations to RIN in connection with such Data Content Provider Agreements. RIN shall cooperate with Operator in securing each Existing Content Provider's consent that is required to the assignment to Operator of such Existing Data Content Provider's Data Content Provider Agreement and upon receipt of such consent, shall assign its rights and obligations under such Data Contract Provider Agreement. To the extent that such consent and assignment have not been previously obtained, Operator shall use reasonable commercial efforts in connection with any renewal or extension of any such Data Content Provider Agreements to obtain the consent of such Existing Content Provider to (i) the assignment of RIN's rights under such Data Content Provider Agreement to Operator and (ii) the assumption by Operator of, and the release of RIN from, RIN's post-Effective Date duties and obligations under such Data Content Provider Agreement. Operator shall be solely responsible for the performance of its obligations under Data Content Provider Agreements with Data content Providers other than Existing Content Providers.

     5.2  Data Collection.  (a) Operator shall be responsible for maintaining
          ----------------
adequate means to facilitate the transmission, receipt and collection of Real Property information from Data Content Providers in accordance with the applicable Data Content Provider Agreements.

          (b) Data receipt and collection with respect to Basic RPA Information shall be performed without charge to the Data Content Provider; provided that the data is received in one of the formats described in Schedule
--------                                                              --------
I. In the event that the data is not receivable or received in one of such
--
formats, Operator may charge the Data Content Provider (i) a reasonable fee for developing and maintaining an appropriate conversion link and (ii) Operator's additional cost, if any, related to transmitting data for such Data Content
Provider: provided, however, that if the Data Content Provider so desires, it
          --------  -------
may arrange with a third party to develop the required conversion link and Operator shall provide the necessary specifications for such third party to develop such link: provided, further, such specifications shall only be
                   --------  -------
disclosed under a standard confidentiality agreement.

     5.3  Preparation of Real Property Ads.  (a) Operator shall be responsible
          --------------------------------
for preparing Real Property Ads from the Real Property information received from Data Content Providers in accordance with the requirements of this Section 5.3.
                                                                   -----------
Real Property information received from a Data Content Provider in the form specified in the related Data Content Provider Agreement shall be converted into Real Property Ads and made Active on the System (i) in the case of the initial bulk delivery of Real Property information from a new Data Content Provider, within thirty days of the receipt of such information by Operator, and (ii) in the case of subsequent deliveries of Real Property information from Data Content Providers, within three Business Days of the receipt of such information by Operator. Operator shall be responsible for updating the Active Real Property Ads at least weekly with information provided by Data Content Providers. Operator shall employ a reasonable means to verify that errors are not being introduced into the Real Property information as a result of Operator's activities and shall undertake all reasonable commercial efforts to correct errors that are detected.

          (b)   Real Property Ads (i) shall contain the information specified in

Section 5.3(c) (the "Basic RPA Information") and (ii) may contain additional
--------------
information as described in Section 5.3(d) (the "Enhanced RPA Information").
                            --------------
Notwithstanding the foregoing, in no event shall a Real Property Ad contain information with respect to (1) the name of the property owner, (2) whether the property is presently occupied or vacant, or (3) content, if any, restricted or prohibited in the relevant Data Content Provider Agreement. If specifically permitted in the relevant Data Content Provider Agreement or specifically requested by the Data Content Provider (or, if a Data Content Provider has authorized the listing brokers, if requested by a listing broker), a Real Property Ad may contain the street address of the property.

          (c)   Real Property Ads shall contain the following information:

               (i) a color (if available) or black and white (if available) photograph of the property;

               (ii)   a text description of the property;

               (iii)  additional information regarding the property; and

               (iv) the firm name (including branch office identification, if any) and telephone number (including area code).

It is understood that Basic RPA Information will be accessed in two levels, the first level containing a smaller photograph (if available) of the property, the information specified in clause (ii) and the listing broker's name and phone number along with similar information on other properties; and the second level containing a larger photograph (if available) of the property and the information specified in clause (ii) through (iv), inclusive. Each Real Property Ad shall be prepared to meet the general specifications set forth in Schedule J.
----------

          (d) Real Property Ads may contain such additional information as Operator may agree in an agreement (an "Enhanced Content Agreement") with (i) A Data Content Provider and/or (ii) the listing broker. Operator shall be authorized to solicit, and to enter into, Enhanced Content Agreements with Data Content Providers and/or listing brokers containing such terms as Operator shall deem appropriate: provided, however, such terms shall not be inconsistent with
                   --------  -------
this Agreement or the related Data Content Provider Agreement; and provided
                                                                   --------
further that copies of all such Enhanced Content Agreements shall be provided to
-------
RIN within ten Business Days of their execution. Any such additional information shall be presented in a manner that does not adversely affect the size or graphic presentation of Real Property Ads for Persons who do not elect to have additional information included -- i.e., additional information shall be presented generally via additional screens beyond the screens containing the Basic RPA Information.

     5.4  Presentation of Real Property Ads.  (a) The parties recognize that
          ---------------------------------
Real Property Ads are the basic informational component of the electronic delivery system to be maintained under this Agreement, but that such information will need to be organized in some manner (i) to facilitate consumer and general public access and searches for relevant information and (ii) to provide opportunities for the insertion of Advertising to assist Operator in generating revenues. Consequently, it is likely that a user will proceed from a main introductory screen through one or more icon/menu driven screens in order to access Real Property Ads in a particular geographical area or price range or Real Property Ads offered by a particular listing broker or firm. The purpose of this Section is to describe general standards with respect to the organization and presentation of such information and to allow for the generation of additional revenue by Operator.

          (b) The System shall be organized in a fashion to facilitate efficient access to the Real Property Ads by a user. Graphical interfaces shall be designed in a professional manner with the objective of providing a sharp, uncluttered image and ease of use. At present, the System provides a series of sublevels based upon a narrowing geographic search pattern using map graphics and zip code information. It is expected that the series of graphical maps will be retained as a primary means of searching for Real Property Ads; however, Operator may develop improvements to such search and/or alternative means for searching for relevant Real Property Ads. It is also expected that the user will not be required to step through primarily advertising screens on such user's search to relevant Real Property Ads unless such user so elects by deliberate mouse click. Operator may recommend to RIN changes to the user interface based upon its market research, user feedback and changes in technology that it reasonably believes will improve the overall functionality and usability of Real Property Ads. Any such changes, as they relate to the use and presentation of the marks covered by the Trademark Agreement and the functionality of the user interface, shall be subject to the approval of RIN (which approval shall not be unreasonably withheld) prior to their implementation. RIN shall respond to a request to approve such changes within ten Business Days of Operator's submission of any such proposed changes.

          (c) The design and layout for the main home page (introductory screen) for the Domain Site shall be prepared and submitted by Operator to NAR for its approval (which approval shall not be unreasonably withheld or delayed); however, it is understood that the functional space available on such home page (i.e., space available after meeting technical and legal requirements) shall be split evenly between Operator and NAR/RIN. NAR may request reasonable changes, consistent with the above, in such content or design so long as such changes shall not adversely financially impact Operator, and Operator shall make such changes. Such home page shall provide a visual and electronic link to (i) the System, including Real Property Ads, (ii) NAR's externally-accessible databases (i.e., information that is intended to be accessible to, and accessed by, the general public), (iii) NAR's internally-accessible databases (i.e., the REALTOR(R) Intranet and other information that is intended to be accessible to, and accessed by, a restricted group) and (iv) such information as Operator and RIN shall agree from time to time.

          (d) Screens containing Real Property Ads shall meet the requirements set forth in Section 5.3(b). In addition, such screens shall, as to content and
             --------------
linkages, be subject to any restrictions contained in the corresponding Data Content Provider Agreement; and Operator shall observe such restrictions.

          (e) Appropriate copyrights, service mark and trademark notifications shall be included in the presentation. Operator shall receive appropriate credit as the designer and operator of the Domain Site.

          (f) In addition, Operator shall be authorized to prepare and present printed listings of Real Property Ads for the purposes of (i) increasing the visibility of the Domain Site and the Real Property Ads housed thereat and (ii) marketing the availability of Real Property Ads via Electronic Display. It is expected that such printed material will refer the reader back to the Domain Site.

     5.5  Other Information.  (a) If NAR determines to produce and make
          -----------------
available the following Content, Operator shall integrate such content into the System and store and maintain such content on its facilities:

                (i) questions and answers regarding the process of buying and selling real estate, the definition of a REALTOR(R), the services performed by REALTOR(R), and related matters;

                (ii)   news related to, or affecting, real estate; and

                (iii) information related to NAR's economic forecast, home sales statistics and consumer related press releases.

          (b) If NAR determines to allow the linkage for one or more of the following areas, Operator shall provide a means whereby users of the System may link to the following information which would be maintained by NAR:

                (i)    NAR press releases;

                (ii) NAR memberships, including information on joining NAR and information regarding careers in real estate.

                (iii)  NAR conventions, meetings and other gatherings or events;

                (iv)   NAR legislative briefing papers; and

                (v) other information which does not compete with the RPA Business.

     5.6  Electronic Display Outlets.  (a) Operator shall be responsible for
          --------------------------
maintaining the Domain Site, and the interconnection between such Domain Site and other Electronic Display sites and/or databases.

          (b) Operator shall also exercise reasonable commercial efforts to identify, solicit and contract for the Electronic Display and distribution of Real Property Ads and Advertising with the objective of reaching as broad a geographic audience as is possible in each form of Electronic Display. Operator shall identify Commercially viable Forms of Electronic Display of Real Property Ads. With respect to Commercially viable Forms of Electronic Display, Operator shall either assemble the necessary equipment and personnel to furnish Real Property Ads via such Commercially Viable Form of Electronic Display or use reasonable commercial efforts to negotiate, execute and deliver such contracts or agreements as may be required to provide for the distribution of Real Property Ads via such Commercially Viable Form of Electronic Display; provided,
                                                                      --------
however, that if Operator shall fail to do either of the foregoing within six
-------
months of notice from RIN of a Commercially Viable Form of Electronic Display, then RIN's recourse shall be to declare such form of Electronic Display to be excluded from the provisions of this Agreement (i.e., Operator shall have no rights under this Agreement to present Real Property Ads via such form of Electronic Display). Any contracts or agreements with third parties with respect to the handling, distribution and display of Real Property Ads shall be subject to the following:

                (i) subject to the technological constraints of the Electronic Display system, such contracts shall provide for Real Property Ads to be carried in approximately the same form and with the same content from one Electronic Display system to another, it being the objective of this requirement to ensure, whether possible, relative uniformity in content and appearance of Real Property Ads and to avoid discriminatory restrictions in favor of a particular system or media; provided, however, this section is not intended to prevent
                    --------  -------
          the Operator from taking advantage of technology differences between media or from conforming to design requirements reasonably placed on it by the related contracts or agreements for Electronic Display.

                (ii) unless otherwise approved by RIN in its sole discretion, such contracts shall not grant an exclusive to the delivery medium or owner so as to prohibit or restrict the carriage or display of Real Property Ads by competitive or alternative means;

                (iii) such contracts shall (1) provide that the parties thereto shall not challenge the Data Content Provider's claim of ownership of the data constituting the Real Property Ads, (2) incorporate any restrictions on the use of data, or its juxtaposition with other content or data (including advertisements), contained in the related Data Content Provider Agreements, (3) prohibit such Person from copying the data for its own use and (4) prohibit association with non-REALTOR(R) material, except as otherwise permitted by this Agreement; and

                (iv) such contracts shall contain a provision allowing their assignment to, and assumption by, RIN in the event this Agreement is terminated in accordance with Section 7.2.
                                        -----------

          (c) Operator may propose, for RIN's consideration, other electronic media or formats for the display of the information contemplated to be located at the Domain Site so that such information may be viewed or accessed via electronic transmission. If RIN decides in its sole discretion that such proposed media or format is acceptable, such media or format shall be included within the term "Electronic Display," as used in this Agreement, subject to arriving at mutually acceptable performance standards for such media or format and mutually acceptable guidelines for the proposed format of Real Property Ads on such media or format. It is understand that the economic terms of this Agreement shall apply to such approved media or format and shall not be subject to renegotiation. If RIN decides in its sole discretion that such proposed media or format is not acceptable, (i) such media or format shall not be included within the definition of the term "Electronic Display," and Parent shall be free to pursue such media or format within RIN on economic terms that are not more favorable than those available to RIN under this Agreement and (ii) RIN shall not pursue the display of the information contemplated to be located at the Domain Site on such media or format for a period of eighteen months after the date its decision is communicated to Operator.

     5.7  Advertising.  (a) Subject to the provisions of this Section 5.7,
          -----------                                         -----------
Operator shall be permitted to carry Advertising from Authorized Advertisers in connection with the Electronic Display of Real Property ads, provided such
                                                             --------
Advertising shall relate only to the businesses or
activities described in Schedule A. From time to time, either party may propose
                        ----------
changes to Schedule A to the other party for its approval, which approval shall
           ----------
not be unreasonably withheld; provided, however, such changes are appropriate to
                              --------  -------
maintaining the professionalism of the particular Electronic Display of Real Property Ads, will not reflect negatively on the reputations of NAR, RIN, REALTORS(R) or Operator, and in the case of proposed deletions will not affect adversely Operator's revenue opportunities by more than $5,000 in any six month period. Any such changes so approved shall be reflected in a new or supplemented Schedule A.

          (b) Operator shall be responsible for developing and implementing a program to identify Authorized Advertisers for the System and to solicit advertisements from such Persons; and Operator shall be responsible for carrying out such program. Operator shall be responsible for the costs of soliciting such advertising, setting such advertisements up on the System in compliance with the requirements set forth in Section 5.7, and collecting the revenues
                                   -----------
associated therewith.

          (c) Operator shall exercise reasonable commercial efforts to assure that all advertising is appropriate to maintaining the professionalism of the System and that it not negatively reflect on the reputations of REALTORS(R), RIN or NAR. In the event RIN determines that (i) a particular advertisement violates the foregoing standard or (ii) an advertisement does not meet the requirements of the first sentence of Section 5.7(a). RIN may request the
                                      --------------
removal of such advertisement. and Operator shall remove such advertisement within thirty calendar days after it receives such request from RIN. No Advertising shall indicate that a product or service is endorsed or sponsored by NAR or RIN unless the advertiser has been authorized to do so by NAR or RIN, as the case may be.

          (d) No advertisements from Restricted Advertisers shall be placed on, or linked from, a Data Content Provider's Real Property Ad that shows information on a single property. Except as provided in the next sentence, Advertising on other Real Property Ads screens (i.e., screens that do not display a single property) shall not be so restricted. In the event that RIN shall determine, based on a survey of Data Content Providers, that there is a problem with the placement of Advertising from certain Restricted Advertisers on Real Property Ads screens that display more than one Real Property Ad, then RIN may request Operator to undertake, and Operator shall undertake the following actions:

                (i) Operator shall provide a clear means in any thereafter executed Data Content Provider Agreements for Data Content Providers to indicate that they want any Advertising from such Restricted Advertisers to be excluded from Real Property Ads screens carrying such Data Content Provider's Real Property Ads, and

                (ii) Operator shall contact all Data Content Providers who have an effective Data Content Provider Agreement and shall offer such Data Content Providers the opportunity to exclude Advertising from such Restricted Advertisers from Real Property Ads screens carrying such Data Content Provider's Real Property Ads.

          (e) No Restricted Advertiser shall be (i) allowed to reserve or occupy more than 25% of the Available Advertising Space in any geographic location, or (ii) given an exclusive right to advertising with respect to a particular type of business.

          (f) Without the express written consent of an affected Data Content Provider, Operator shall not establish linkages from such Data Content Provider's Real Property Ads to apartment rental advertising services or to new home developments advertisements. It is understood that NAR engages in public education and promotional programs with respect to the need for, importance of, and role of, a REALTOR(R); and that such activities shall not in any way be affected by, or deemed a violation of this Section 5.7. It is further
                                           -----------
understood that NAR may arrange, conduct or host forums for Data Content Providers to discuss issues related to this Agreement or other issues of common interest.

          (g) Operator may market Statistical Data, Operator shall not market any data or information received or derived from Data Content Providers; provided, however, Operator may request that RIN approve the marketing of
--------  -------
particular data or information and:

                (i) in the event that RIN shall, in its sole discretion, approve in writing such marketing then Operator may market such data or information; or

                (ii) in the event that RIN shall not approve such marketing, or shall not respond to a request from Operator to approve such marketing within 90 days of the receipt of a request from Operator so to approve, then Operator may solicit the approval in writing of Data Content Providers to such marketing and may market such data or information of any Data Content Provider so approving.

Notwithstanding the foregoing, in no event may Operator disclose or market data or information with respect to (1) the name of property owners, (2) whether any property is presently occupied or vacant, or (3) content, if any, restricted or prohibited in a Data Content Provider Agreement. Furthermore, in the event that a means shall be developed to identify a user of data or information available through Electronic Display (i.e., a Person accessing such data or information), such as "Caller ID" for telephone users, the parties must reach agreement on the use of such information before Operator shall be entitled to use or market such information. Finally, in the event that RIN shall determine based on a survey of Data Content Providers, that there is a problem with Operator's marketing of certain information or data approved by RIN pursuant to clause (i) of this
Section 5.7(g), then RIN may request Operator to undertake, and Operator shall
--------------
undertake, (x) to contact all Data Content Providers who have an effective Data Content Provider Agreement and shall offer such Data Content Providers the opportunity to prohibit the use of such information or data and (y) to offer any Persons thereafter executing Data Content Provider Agreements the opportunity to prohibit the use of such information or data.

     5.8  Links to Other Systems. Schedule K sets forth the guidelines
          ----------------------  ----------
whereunder Operator shall be required to establish a means, link or connection for users of the Domain Site to connect to Other REALTOR(R) Internet Sites.


                                  ARTICLE VI
                         Fees; Operator's Compensation

     6.1  Fees. With respect to Data Content Providers, Operator shall have the
          ----
authority to establish, revise and collect fees only with respect to the handling and distribution of

Enhanced RPA Information. Operator shall have the authority to establish, revise and collect fees from other Persons, including, without limitation, advertisers with respect to advertising carried on the System and third party distributors under Section 5.6(b). Notwithstanding the foregoing, no charges or fees shall be
      --------------
assessed against, or collected from, Data Content Providers with respect to the collection handling or distribution of Basic RPA Information, except specifically provided in Section 5.2(b).
                         --------------

     6.2  Operator Compensation.  As compensation for its services hereunder,
          ---------------------
Operator shall be entitled to retain all New Revenues. As used herein, the term "Net Revenues" means the gross revenues (including the fees described in Section
                                                                         -------
6.1) derived from, or related to, content or services accessed via Electronic
---
Display (but not including any revenues derived from, or related to, content or services accessed via the REALTOR(R) Intranet., after deducting the payments described in Section 6.3 and 6.4. Notwithstanding the foregoing, Net Revenues
             -----------     ---
shall not include any revenues derived from, or related to, the activities of RIN and its Controlled Entities described in Schedule L, as such Schedule may be
                                             ----------
amended from time to time by RIN (or by RIN at the request of one of its Controlled Entities) with the approval of Operator, which approval shall not be unreasonably withheld.

     6.3  Fixed Payments.  (a) Operator shall owe RIN the sum of $1,000,000 as
          --------------
soon as the Number of Active Real Property Ads shall exceed 1,300,000. Such sum shall be paid to RIN in thirty-six equal monthly installments of principal plus interest at the Prime Rate, with the first such installment to commence on the thirtieth day following the date on which the Number of Active Real Property Ads shall exceed 1,300,000; provided, however, that if (i) Operator (or Parent)
                        --------  -------
raises more than $7 million (after deduction of underwriters' discounts and commissions) from an offering of its stock (or the stock of Parent) or (ii) Operator generates Free Operating Cash Flow of at least $4 million, then the unpaid balance of such installments shall be paid in full within fifteen days following the receipt by Operator (or Parent) of the proceeds of such stock offering or within sixty days after the end of the calendar quarter in which the Free Operating Cash Flow equals or exceeds $4 million, as applicable.

          (b) Operator shall pay to RIN the sum of $1,000,000 (i) within sixty days after the end of the calendar quarter in which the Free Operating Cash Flow equals or exceeds $2 million or (ii) if earlier, within fifteen days following the receipt by Operator (or Parent) of proceeds of more than $7 million (after deduction of underwriters' discounts and commissions) from an offering of its stock (or the stock of Parent).

     6.4  Variable Payment.  (a) Operator shall pay to the Data Content
          ----------------
Providers (in the aggregate) and to RIN an amount in respect of the indicated calendar years during the terms of this Agreement equal to the indicated percentages of Operator's Revenues during such calendar year.

---------------------------------------------------------------------------------------------------------------
                      Aggregate Payments to                                             Aggregate Payments
 Calendar Year        Data Content Providers             Payment to RIN                    by Operator
---------------------------------------------------------------------------------------------------------------
1997               10%                            None                            10%
---------------------------------------------------------------------------------------------------------------
1998               10%                            None                            10%
---------------------------------------------------------------------------------------------------------------
1999               Amount to be determined        Lessor of (i) 5% or (ii) the    Lesser or (i) the sum of 5%
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                   by RIN                         difference between 12 1/2%      plus the percentage of
                                                  and the percentage of           Revenues paid to the Data
                                                  revenue paid to the Data        Content Providers or (ii)
                                                  Content Providers/1/            12 1/2%
---------------------------------------------------------------------------------------------------------------
2000 and           Amount to be determined by     Less or (i) 5% or (ii) the      Less or (i) the sum of 5%
thereafter         RIN                            difference between 15% and      plus the percentage of
                                                  the percentage of Revenues      Revenues paid to the Data
                                                  paid to the Data Content        Content Providers or (ii) 15%
                                                  Providers/1/
---------------------------------------------------------------------------------------------------------------

____________________
1 In the event that Operator's EBIT for a quarter is, or would be after deducting the payments otherwise required to be made to RIN under this
    Section 6.4(a), less than 10% of Operator's Revenues for such quarter, the amount otherwise payable to RIN under this Section 6.4(a) shall be reduced (but not more than an aggregate of 2% of Operators Revenues) until such condition does not exist: provided, however, that if Operator's EBIT for the calendar year in which any such reductions are made shall exceed 10% of Revenues, then the reductions shall be restored, and the difference paid to RIN, to the extent that operators EBIT, after such restored payments, shall equal or exceed 10% of Operator's Revenues.

Such amount shall be payable in quarterly installment during each calendar year within thirty days of the end of each calendar quarter based upon Operator's Revenues during such quarter. As used in this Section 6.4, the term "Revenues"
                                               -----------
shall mean the collected gross revenues of Operator after deducting (i) sales commissions payable or paid to third parties related to such revenues and (ii) collected gross revenues from the marketing of information or data permitted to be so marketed by Data Content Providers under the provisions of Section
                                                                 -------
5.7(g)(ii).  Also if Operator in the future sells any products or services that
----------
have a significant related cost of sales, then the excess of such cost of sales over the costs incurred on typical sales shall be subtracted from Revenues related to these product or services. Such products could include but not be limited to printing of property flyers for REALTORS(R) and reselling of products or services produced by other companies.

         (b) Operator shall propose the method or methods for determining the individual amounts and manner of distribution of payments under Section 6.4(a)
                                                                --------------
to Data Content Providers, which method or methods shall be subject to the approval of RIN. In evaluating any such method or methods so proposed, RIN shall give consideration to (i) the revenues generated by Operator as a result of the Red Property information provided by a Data Content Provider, including home page sales and banner advertising, and (ii) whether such Data Content Provider is providing such Real Property information on an exclusive basis to Operator. The objectives of such determination shall be, among other things, to create reasonable incentives to Data Content Providers to furnish real property information to Operator, to promote actively the Domain Site to such Data Content Providers' respective local communities, and to assist Operator in selling Enhanced Real Property Ads, home pages and related services to REALTORS(R). Furthermore, in determining the percentage of Revenues to be available for distribution to Data Content Providers in the aggregate in 1998 and later years, RIN shall take into account competitive conditions concerning the payment of fees to content providers and shall provide its determination with respect to a given calendar year on or before the immediately preceding July 1. It is understood by the parties that such proposals approvals and determinations cannot be inconsistent with the contractual obligations undertaken to Data Content Providers.

          (c) Until the fifth anniversary of the date of this Agreement, it is expected that RIN will use all of the payments, if any, received by it from Operator pursuant to Section 6.4(a) (i) to support its activities under this
                     ---------------
agreement and (ii) to meet its obligations to NAR.

     6.5  Late Payments.  Any payment not made by a party when due under the
          -------------
terms of this Agreement shall bear interest as the Default Rate from the due date under this Agreement until paid.

                                  ARTICLE VII
                        Term; Termination and Extension

     7.1  Term.  This Agreement shall continue in effect until terminated by one
          ----
of the parties pursuant to Section 7.2.
                           -----------

     7.2  Termination.  (a) RIN may terminate this Agreement by notice to
          -----------
Operator in the event that Operator shall fail to make any payment specified in Sections 6.3 or 6.4 on the date such payment is due, and such failure shall
------------    ---
continue for thirty days after written notice thereof is given by RIN to Operator.

          (b) RIN may terminate this Agreement by notice to Operator in the event that, after December 31, 1998, the aggregate Number of Active U.S. Real Property Ads falls below 500,000, and such condition shall continue for ninety days after written notice thereof is given by RIN to Operator.

          (c) Operator may terminate this Agreement under the circumstances contemplated in Section 9.2(b)(iv).
                ------------------

          (d)   Except as otherwise provided in Sections 7.2(a), 7.2(b) and
                                                         ------  ------
7.2(c) a party may terminate this Agreement by notice to the other party in the
------
event that:

                     (i) the other party (the "Defaulting Party") shall fail to perform, or shall breach, any of its obligations set forth in this Agreement, and such failure shall continue for thirty days after written notice thereof has been given to the Defaulting Party, or if the breach is not capable of cure within such 30 days, reasonable efforts to cure have not been undertaken; or

                     (ii) the other party (1) makes any general assignment for the benefit of creditors, (2) initiates or is the subject of a request to initiate a bankruptcy or insolvency proceeding under any provision of law, including the United States Bankruptcy Code, that is intended to liquidate or rehabilitate such other party, and is not dismissed within sixty days,
     (3) files, or is the subject of a filing (that is not dismissed within sixty days) with a court of competent jurisdiction for the appointment of a receiver, guardian, conservator or similar officer, or (4) is rendered or declared insolvent; and a termination hereunder shall be effective, if no cure has occurred thirty days after notice has been given to such other party.

          (e) In the event that after the date on which either Parent or Operator becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a "change in control" occurs, RIN may terminate this Agreement by giving written notice of such termination to Operator prior to end of the period ending one hundred eighty
(180) days after the later of (i) the effectiveness of such "change in control" and (ii) notice to RIN of such "change in control." Any such termination shall become effective thirty days after notice thereof is given to Operator. For the purposes of this Section 7.2(e) a "change in control" shall mean: (1) the
                 --------------
acquisition by any Person, including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Operator or Parent; or (2) individuals who, as of the date hereof, constitute the Board of Directors of Operator or Parent (in each case, the "Incumbent Board") cease for any reason to constitute at least a majority of such Boards; provided that any individual who becomes a
                                    --------
director of Operator or Parent subsequent to the date hereof whose election or nomination for election by Operator's or Parent's stockholders, as the case may be, was approved by the vote of at least a majority of the directors then comprising such Incumbent Board shall be deemed a member of such incumbent Board; and provided, further, that any individual who was initially elected as a
           --------  -------
director of Operator or Parent as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board in question shall not be deemed a member of the Incumbent Board in question.

          (f) In the event that RIN's nominees to the Board of Directors of Operator shall not be elected to such Board in the manner contemplated by the Stockholders Agreement dated as of November 26, 1996, among Operator and its stockholders, or shall be removed in violation of the provisions of said Stockholders Agreement, RIN may terminate this Agreement upon thirty days notice to Operator if such condition is continuing upon the expiration of such thirty day notice period.

     7.3  Transition.  (a) Notwithstanding the provisions of Section 7.2, in the
          ----------                                         -----------
event that this Agreement is terminated by either party, RIN may request an extension of this Agreement, and Operator shall continue to perform hereunder at RIN's sole cost and expense, for a period of up to six months from the otherwise effective date of termination in order to allow the orderly migration and transition of operating responsibility for the Domain Site and the RPA Business to RIN and/or a third party (the "Transition") in accordance with the Transition and Disaster Recovery Plan. The foregoing provision shall not apply if (i) Operator shall terminate this Agreement due to a breach by RIN of its obligations under Section 3.2 or (ii) this Agreement shall be terminated by RIN
                  -----------
(or a trustee or receiver in bankruptcy acting on behalf of RIN) as a result of the bankruptcy of RIN.

          (b) If deemed reasonably necessary by RIN in order to facilitate the Transition, RIN shall have the right to enter the facilities where the personnel and equipment related to the operation of the Domain Site and the RPA Business are located for the purposes of (i) observing such operations, (ii) directing such operations and retaining personnel, if felt to be necessary to the continued operation of the Domain Site and the RPA Business, and

(iii) obtaining copies of Data Content Provider Agreement, copies of agreements with advertisers and copies of any and all related records. In addition, Operator shall provide to RIN copies of all source codes and related documentation for the Software without charge.

     7.4  Effect of Termination.  In the event that this Agreement shall be
          ---------------------
terminated, all further obligations of the parties under this Agreement shall be terminated without further liability of either party to the other, except (a) rights to indemnification under Section 9 2 shall continue with respect to
                                -----------
events occurring prior to such termination notwithstanding such termination and
(b) nothing in this Section 7.4 shall relieve Operator from liability for breach
                    -----------
of its accrued payment obligations prior to termination or a Defaulting Pam from liability for breaches prior to termination.

                                 ARTICLE VIII
                                Confidentiality

     8.1  Confidential Information.  (a) Except as provided in Section 5.29(b)
          ------------------------                             ---------------
or in connection with a transition contemplated by Section 7.3, neither party
                                                   -----------
will make any intellectual property, documentation software, enhancements or know-how, trade secrets, procedures and methods, financial and operational information and other matters relating to the Domain Site ("Confidential Information") available, in any form, to any other person without the prior written consent of the other. The foregoing shall not restrict a party with respect to information or data identical or similar to that contained in the Confidential Information but which (i) such party rightfully possessed before it received such information from the other party as evidenced by written documentation; (ii) subsequently becomes publicly available through no fault of such party; (iii) is subsequently provided to such party by a third party without restrictions on use or disclosure; or (iv) is required to be disclosed by law.

          (b) Except as expressly authorized in a Data Content Provider's Data Content Provider Agreement, Operator shall not use or disclose any information or data received from such Data Content Provider in connection with Operators activities under this Agreement.

          (c) Upon termination of this Agreement, the parties agree to return to each other all Confidential Information and copies thereof in their physical possession, in any form, and to deliver to the other a certification to that effect.

                                  ARTICLE IX
                         Liability and Indemnification

     9.1  LIMITATION OF LIABILITY.  IN NO EVENT OR UNDER ANY CIRCUMSTANCES SHALL
          -----------------------
EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, INDIRECT, SPECIAL, INCIDENTIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FORGOING LIMITATION SHALL NOT APPLY TO AN INTENTIONAL OR WILLFUL BREACH OF THIS AGREEMENT (IT BEING UNDERSTOOD THAT IN ORDER TO DEMONSTRATE THAT A FAILURE TO PROVIDE AN APPROVAL, UNDER

CIRCUMSTANCES WHERE THIS AGREEMENT REQUIRES SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD, AMOUNTED TO AN INTENTIONAL OR WILLFUL BREACH OF SUCH REQUIREMENT, A PARTY MUST SHOW THAT THE OTHER PARTY ACTED IN BAD FAITH).

     9.2  Indemnification.  (a) Each party shall indemnify and hold the other
          ---------------
party and its officers, directors, agents, employees and Controlled Entities harmless from and against any and all claims, demands, actions, losses, liabilities, costs, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever arising from the gross negligence or willful misconduct of the indemnifying party that arise out of or are in any manner connected with its performance under this Agreement, except to the extent such claim, demand, action, loss, liability, expense, suit or proceeding is attributable to the gross negligence, willful misconduct, or breach of this Agreement by, the party seeking indemnification hereunder.

         (b) Operator shall indemnify and hold RIN and its officers, directors, agents, employees and its Controlled Entities harmless from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings arising from the infringement, or alleged infringement, of any third party's intellectual property rights (including copyright, patent and other proprietary rights or claims). If such a claim arises, of in Operator's judgment is likely to arise, Operator may, at its option:

                     (i) procure the right for RIN to continue to benefit from such intellectual property; or

                     (ii) replace or modify same in an equivalent manner so that it becomes noninfringing; or

                     (iii) discontinue the feature subject to such claim unless such feature is fundamental to the operation and the Electronic Display of Real Property Ads; or

                     (iv) in none of the foregoing options are available, or are not available at a commercially reasonable cost, terminate this Agreement without any liability whatsoever.

                                   ARTICLE X
                               Dispute Resolution

     10.1  Informal Dispute Resolution.  (a) Any dispute, controversy, claim or
           ---------------------------
disagreement between or among any of the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement. and including claims based on contract, tort, common law, equity statute, regulation. order or otherwise ("Dispute") shall be resolved in accordance with this Section.

           (b) Upon written request of any party, each party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute ("Level 1 Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

           (c) If resolution of the Dispute cannot be resolved within fifteen days of the first Level 1 Review meeting ("Level 1 Termination Date"), the parties to the Dispute shall submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within fifteen (15) days of the Level 1 Termination Date. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the parties.

     10.2  Arbitration.  (a) If the parties cannot agree to a mediator within
           -----------
fifteen days of the Level 1 Termination Date or if the Dispute is not resolved within thirty days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Section 10.2, regardless of the amount in
                                 ------------
controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

          (b) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Rules ("AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Section, in which event the provisions of this Section shall control.

          (c) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the dispute relates, and shall be appointed in accordance with the AAA Rules (the "Basic Qualifications").

          (d) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 10.2, a substitute
                                              ------------
Arbitrator possessing the Basic Qualifications shall be appointed by the AAA.
If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section
                                                                     -------
10.2 and the AAA Rules.
----

          (e) The arbitration shall be conducted in the location of the party against whom the arbitration claim is being filed; provided, that the Panel may
                                                   --------
from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

          (f) The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

          (g) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Section 10.2, each party and its legal
                                       ------------
counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of Panel, the interests of justice require a different procedure.

          (h) Within fifteen days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the Loss or Expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any shall bind the parties in their performance of this Agreement and such other documents.

          (i) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as otherwise provided in Section 10.3, no party nor any arbitrator
                                   ------------
shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

          (j) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

          (k) The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

          (1)   Notwithstanding the choice of law provision set forth in Section
                                                                         -------
12.5, The Federal Arbitration Act, 9 U.S.C.  Sections 1 to 14, except as
----
modified hereby, shall govern the interpretation and enforcement of this Section
                                                                         -------
10.2.
----

     10.3  Recourse to Courts and Other Remedies.  Notwithstanding the Dispute
           -------------------------------------
resolution procedures contained in Sections 10.1 and 10.2, any party may apply
                                   -------------     ----
to any court having jurisdiction (a) to enforce this agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of Section 10.2.
                               ------------

     10.4  Attorneys' Fees.  If any action, suit or proceeding is commenced to
           ---------------
establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

                                   ARTICLE XI
                         Representations and Warranties

     11.1  Representations and Warranties Made by Each Party.  As an inducement
           -------------------------------------------------
to the other party to enter into this Agreement and to consummate the transactions contemplated hereby, each party hereby covenants, represents and warrants to such other party as follows:

          (a)   Corporate Authority. Such party is a corporation duly organized,
                -------------------
validly existing and in good standing under the laws of the jurisdiction of its organization, with adequate power and authority to enter into this Agreement, and is duly qualified and registered to do business and has or will take all action necessary to enable it to conduct all activity contemplated by this Agreement in all appropriate states in connection with the conduct of its business.

          (b)   Due Authorization.  This Agreement has been duly authorized,
                -----------------
executed and delivered by such party and, assuming due authorization, execution and delivery by the other party, constitutes a valid, legal and binding agreement, enforceable against such party in accordance with its terms, except to the extent that the enforceability of remedies therein provided may be limited under generally applicable laws relating to specific performance, bankruptcy and creditors rights.

          (c)   Governmental Approvals.  No approval, consent or withholding of
                ----------------------
objections is or will be required from any federal, state or local governmental authority or instrumentality with respect to the entry into or performance by such party of this Agreement, except such as have already been obtained.

          (d)   No Violation.  The entry into and performance by such party of
                ------------
this Agreement will not: (a) violate any judgment, order, law or regulation applicable to such party or any provision of such party's certificate of incorporation or by-laws, or (b) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any other agreement binding upon such party.

          (e)   big Legal Proceedings. There are no suits or proceedings pending
                    -----------------
or threatened in court or before any regulatory commission, board or other administrative or governmental agency against or affecting such party, which if adversely decided would have a material adverse effect on the ability of such party to fulfill its obligations under this Agreement.

     11.2  Representations and Warranties Made by RIN.  RIN represents and
           ------------------------------------------
warrants to Operator that (i) the Persons listed in Schedule D constitute all of
                                                    ----------
the Persons with whom RIN
has entered into an agreement to provide information for Real Property Ads for Electronic Display which is in force on the date hereof (ii) RIN has provided true, correct and complete copies of such agreements to Operator, (iii) each of the Data Content Provider Agreements with the Existing Content Providers has been duly authorized, executed and delivered by RIN and, assuming due authorization, execution and delivery by the applicable Existing Content Provider, constitutes a valid, legal and binding agreement, enforceable against RIN in accordance with its terms, except to the extent that the enforceability of remedies therein provided may be limited under generally applicable laws relating to specific performance, bankruptcy and creditors' rights and (iv) no claims other than those listed in Schedule M have been made against RIN, NAR or
                                  ----------
their Controlled Entities relating to the RPA Business, including the Domain
Site.

     THE PARTIES HEREBY WAIVE ANY AND ALL WARRANTIES IMPLIED BY LAW INCLUDING THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE XII
                                 Miscellaneous

     12.1  Notices.  All notices, requests, demands and other communications
           -------
hereunder shall be in writing and shall be deemed to have been duly given and effective (a) upon receipt, if delivered in person, by cable or by telegram, (b) one Business Day after deposit prepaid with a national overnight express delivery service (e.g., Federal Express or Airborne) or (c) three Business Days after deposit in the United States mail (registered or certified mail, postage prepaid, return receipt requested):

     If to RIN:

          REALTORS(R) Information Network, Inc.
          430 North Michigan Avenue
          Chicago, Illinois  60611-4087
          Attention:  President and Chief Executive Officer
          Fax No: (312) 329-8539

          with a copy to:

          National Association of REALTORS(R)
          430 North Michigan Avenue
          Chicago, Illinois  60611-4087
          Attention:  General Counsel
          Fax No:  (312) 329-8256

          and if to Operator:

          RealSelect, Inc.
          5655 Lindero Canyon Road -- Suite 106
          Westlake Village, California 91362

          Attention.  Stuart Wolff, Ph.D.
          Fax No: (818) 879-5922

          with a copy to:

          Battle Fowler LLP
          Park Avenue Tower
          75 East 55th Street
          Now York, New York 10022
          Attention: Charles H. Baker, Esq.
          Fax No:  (212) 856-7814

     12.2  Amendments.  This Agreement may be amended or modified only by a
           ----------
written instrument so stating and executed by the parties.

     12.3  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.4  Parties in Interest; No Assignment.  This Agreement shall inure to
           ----------------------------------
the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the rights and responsibilities of the parties hereto under this Agreement may not be assigned without the prior written consent of the other party hereto provided, however,
                                                            --------  -------
that RIN may assign its rights and obligations hereunder to NAR upon notice to, but without the prior consent of Operator.

     12.5  Applicable Law.  The rights and obligations of the pestles shall be
           --------------
construed under and governed by the internal laws (without application of the conflicts of laws provisions thereof) of the State of California.

     12.6  Waiver. No provision in this Agreement shall be deemed waived by
           ------
course of conduct, unless such waiver is in writing signed by both parties and stating specifically that it was intended to modify this Agreement.

     12.7  Partial Invalidity.  Wherever possible, each provision hereof shall
           ------------------
be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.8  Force Majeure.  (a) Definition.  For the purposes of this Agreement,
           -------------       ----------
"Force Majeure Event" means an event, condition or circumstance beyond the reasonable control of the party affected (the "Affected Party") which, despite all reasonable efforts of the Affected Party to prevent it or mitigate its effects, prevents the performance by such Affected Party of its obligations hereunder. Subject to the foregoing, Force Majeure Events shall include:

                (i)    explosion and fire,

                (ii) flood, earthquake, storm, or other natural calamity or act of God,

                (iii)  strike or other labor dispute;

                (iv)   war, insurrection or riot;

                (v)    acts of or failure to act by any governmental authority;
and

                (vi)   changes in law;

provided, however, that in no event will the unavailability of funds constitute
--------  -------
a Force Majeure Event.

          (b)   Obligations Under Force Majeure.
                -------------------------------

                (i) If an Affected Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Affected Party to perform the obligations so affected shall be suspended.

                (ii) The Affected Party shall give written notice of the Force Majeure Event to the other party (the "Unaffected Party") as soon as practicable after such event occurs, which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of a Force Majeure Event, the Affected Party shall, with all reasonable dispatch, take all necessary steps to resume the obligation(s) previously suspended.

                (iii) Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 12.8 for (1) any non-performance of its
                          ------------
obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event, or (2) for the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.

          (c)   Continued Payment Obligation.  Either party's obligation to make
                ----------------------------
payments already owing shall not be suspended by Force Majeure Events.

          (d)   Extended Force Majeure. Either party may terminate this
                ----------------------
Agreement upon thirty days prior written notice to the other party if Force Majeure Event prevent the other party from substantially performing its obligations hereunder for a cumulative period of 720 days provided that strikes or other labor disputes shall be disregarded in determining such cumulative period.

     12.9  Entire Agreement.  This Agreement and the agreement referred to
           ----------------
herein and the schedules attached hereto constitute the entire agreement between the parties governing

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

the matters addressed herein. No prior agreement or representation, whether oral or written, shall have any force or effect thereon.

                                   * * * * *









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

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        REALTORS(R) INFORMATION NETWORK, INC.

                                        By: /s/ Alan R. [Illegible]
                                           -------------------------------------
                                            Name:
                                            Title:

                                        REALSELECT, INC.

                                        By: /s/ Stuart Wolff
                                           -------------------------------------
                                            Name: Stuart Wolff
                                            Title: Chairman & Chief Executive
                                                   Officer




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